December 2014
Pricing Sheet dated December 31, 2014 relating to
Amendment No. 1 to Preliminary Terms No. 275 dated December 31, 2014
Registration Statement No. 333-199966
Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Buffered PLUS Based on the Value of the MSCI EAFE® Index due December 29, 2015

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS — December 31, 2014
Issuer:		JPMorgan Chase & Co.
Underlying index:		MSCI EAFE® Index
Aggregate principal amount:		$3,385,000
Payment at maturity:		If the final index value is greater than the initial index value, for each $10 stated principal amount Buffered PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is equal to the initial index value or is less than the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 7.50%, for each $10 stated principal amount Buffered PLUS,
$10
If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 7.50%, for each $10 stated principal amount Buffered PLUS,
($10 × index performance factor) + $0.75
This amount will be less than the stated principal amount of $10 per Buffered PLUS. However, subject to the credit risk of JPMorgan Chase & Co., under no circumstances will the Buffered PLUS pay less than $0.75 per Buffered PLUS at maturity.
Leveraged upside payment:		$10 × leverage factor × index percent increase
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		The closing level of the underlying index on the strike date, which was 1,778.04. The initial index value is not the closing level of the underlying index on the pricing date.
Final index value:		The closing level of the underlying index on the valuation date
Leverage factor:		200%
Buffer amount:		7.50%
Index performance factor:		final index value / initial index value
Maximum payment at maturity:		$11.00 (110.00% of the stated principal amount) per Buffered PLUS
Minimum payment at maturity:		$0.75 per Buffered PLUS (7.50% of the stated principal amount)
Stated principal amount:		$10 per Buffered PLUS
Issue price:		$10 per Buffered PLUS (see “Commissions and issue price” below)
Strike date:		December 30, 2014
Pricing date:		December 31, 2014
Original issue date (settlement date):		January 6, 2014
Valuation date:		December 22, 2015, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement no. 4a-I
Maturity date:		December 29, 2015, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I
CUSIP / ISIN:		48127P184 / US48127P1848
Listing:		The Buffered PLUS will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per Buffered PLUS	$10.00	$0.014(2)	$9.976
$0.01(3)
Total	$3,385,000.00	$8,124.00	$3,376,876.00
(1)	See “Additional Information about the Buffered PLUS — Supplemental use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the Buffered PLUS.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.014 per $10 stated principal amount Buffered PLUS it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.01 for each $10 stated principal amount Buffered PLUS

The estimated value of the Buffered PLUS on the pricing date as determined by JPMS was $9.878 per $10 stated principal amount Buffered PLUS. See “Additional Information about the Buffered PLUS — JPMS’s estimated value of the Buffered PLUS” in the accompanying preliminary terms for additional information.

The Buffered PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement no. 4a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Buffered PLUS” in the accompanying preliminary terms.

Amendment no. 1 to preliminary terms no. 275 dated December 31, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214009770/e62123fwp.htm

Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.